As filed with the Securities and Exchange Commission on November 6, 2018

Securities Act File No. 333-221584

1940 Act File No. 811-23309

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

☒ Post-Effective Amendment No. 2

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

☒ Amendment No. 5

Destra International & Event-Driven Credit Fund

(Exact Name of Registrant as Specified in Charter)

444 West Lake Street, Suite 1700

Chicago, IL 60606-0070

(Address of Principal Executive Offices)

(312) 843-6161

(Registrant’s Telephone Number)

Jane Hong Shissler, Esq.

Destra Capital Management LLC

444 West Lake Street, Suite 1700

Chicago, IL 60606-0070

(Name and Address of Agent for Service)

Copy to:

Joshua D. Deringer, Esq.

Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

215-988-2700

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE

OF THIS REGISTRATION STATEMENT.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☑

It is proposed that this filing will become effective (check appropriate box):

☐ when declared effective pursuant to paragraph section 8(c)

☐ immediately upon filing pursuant to paragraph (b)

☒ on November 19, 2018 pursuant to paragraph (b)

☐ 60 days after filing pursuant to paragraph (a)

☐ on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☒ This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (the “Registration Statement”) is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of delaying, until November 19, 2018, the effectiveness of Post-Effective Amendment No. 1 to the Registration Statement, which was filed pursuant to Rule 486(a) under the Securities Act on September 11, 2018 (the “Amendment”). Parts A, B, and C of the Amendment are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all requirements for effectiveness pursuant to Rule 486(b)(1)(iii) and has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago in the State of Illinois on the 6th day of November, 2018.

Destra International & Event-Driven Credit Fund

By:	/s/ Robert Watson
Name: Robert Watson
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, his Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Robert Watson	President	November 6, 2018
Robert Watson

/s/ Derek Mullins	Treasurer	November 6, 2018
Derek Mullins

* John S. Emrich	Trustee	November 6, 2018
John S. Emrich

* Michael S. Erickson	Trustee	November 6, 2018
Michael S. Erickson

* Jeffery S. Murphy	Trustee	November 6, 2018
Jeffery S. Murphy

* Nicholas Dalmaso	Trustee	November 6, 2018
Nicholas Dalmaso

*By:	/s/ Robert Watson
Robert Watson
Attorney-In-Fact (pursuant to
Power of Attorney)